Exhibit 99

CACI Reports Record Second Quarter and First Half Results

Quarter Revenue up 26 percent; Income up 45 percent;

Company Increases Earnings Guidance

Arlington, VA, January 23, 2003 -- CACI International Inc (NYSE: CAI) today announced record results for its second fiscal quarter and first half ended December 31, 2002. Revenue for the second quarter of Fiscal Year 2003 (FY03) increased 26 percent while income from continuing operations was up 45 percent compared with the prior year. Revenue increased 27 percent and income from continuing operations was up 42 percent in the first half of FY03 compared to Fiscal Year 2002 (FY02). Revenue and earnings growth in the quarter and first half of FY03 was due to increased levels of work in all of the company's areas of service offerings.

Second Quarter, FY03 Results from Continuing Operations

Revenue for the second quarter of FY03 was $204.5 million, an increase of 26 percent over second quarter FY02 revenue of $162.3 million. Revenue growth in the second quarter resulted from higher levels of systems integration, managed network services, engineering services, and knowledge management business from federal customers. Internal revenue growth in the quarter was 22 percent. Income from continuing operations for the quarter was $10.6 million, or $0.36 per diluted share, an increase of 45 percent over second quarter FY02 income from continuing operations of $7.3 million, or $0.30 per diluted share. The increase in income from continuing operations was due to the continued expansion of the company's business base, relatively lower levels of indirect costs and selling expenses, and lower interest charges. Earnings before interest, taxes, depreciation and amortization (EBITDA), increased 28 percent, to $19.7 million, or 9.6 percent of revenue, compared with $15.5 million, or 9.5 percent of revenue, a year ago. The improvement was primarily driven by lower relative indirect operating costs.

Commenting on the results, Dr. J.P. London, CACI's Chairman, President, and Chief Executive Officer, said, "We are extremely pleased with our second quarter results. Like the previous quarter, this quarter was characterized by increasing levels of demand for our services by our government customers who are key in providing and supporting our nation's defense, intelligence and homeland security needs. The pace of activities across our operations produced strong growth, especially in our systems integration and engineering services area where we are providing leading edge C4ISR (command, control, communications, computers, intelligence, surveillance, and reconnaissance) support to the Department of Defense. We also provided higher levels of key logistics management and business improvement services to federal civilian agencies."

Dr. London continued, "Our internal growth continues to be strong, fueled by a 27 percent increase in our federal government business, compared to the second quarter of last year. Our operating margin increased to 8.2 percent, over one-half a percent higher than a year ago. At the same time, the profit margin on our continuing operations increased to 5.2 percent, also over one-half a percent higher than a year ago. Additionally, we experienced excellent revenue and profit contributions from our most recent acquisitions, the Government Solutions Division of Condor and Acton Burnell. Overall, this quarter has positioned CACI to continue on a record pace for the second half of our fiscal year."

First Half FY03 Results from Continuing Operations

For the first half of FY03, revenue increased 27 percent to $392.5 million compared with $308.1 million reported in the first half of FY02. Revenue growth in the first half of FY03 was driven by increased demands from federal customers across all major offerings. Internal revenue growth in the first half of FY03 was 19 percent. Income from continuing operations for the first half was $20 million, or $0.68 per diluted share, an increase of 42 percent over first half FY02 income from continuing operations of $14.0 million, or $0.58 per diluted share. The increase in income from continuing operations in the first six months of FY03 was primarily due to the continued expansion of the company's business base, relatively lower levels of indirect costs and selling expenses, and approximately $500 thousand in interest income. EBITDA increased 26 percent, to $37.2 million, or 9.5 percent of revenue, compared with $29.4 million, or 9.5 percent of revenue, a year ago.

Second Quarter Highlights

The following highlights occurred during the second fiscal quarter:

  The company received approximately $300 million in contract awards in the quarter.
  Internal revenue growth for the company was 22 percent.
  The acquisition of Acton Burnell, Inc., which closed on October 16, 2002, has expanded CACI's support to the U.S. Navy and complemented the company's presence in the Department of Veterans' Affairs.
  The company entered into a letter of intent to acquire the stock of a company that provides intelligence, information technology, training and logistics services in support of critical military and intelligence operations and homeland security initiatives for the federal government. The closing of the acquisition, contemplated late in the third quarter, is contingent upon the execution of definitive agreements and the completion of due diligence satisfactory to CACI.
  Shareholders, at the company's annual meeting in November, elected three new directors to the board: Michael J. Bayer, Vice Chairman of DoD's Business Board and Chairman of the Secretary of the Air Force Advisory Group; Arthur L. Money, former Assistant Secretary of Defense for Command, Control, Communications and Intelligence; and General Larry D. Welch, USAF (Retired), former Chief of Staff of the U.S. Air Force. CACI's board now numbers eleven, of which ten are outside directors.

Company Increases Earnings Guidance

The company also increased its earnings guidance for its full year FY03, and issued initial guidance for its third and fourth fiscal quarters. This guidance excludes any revenue or income from potential acquisitions that might be closed prior to the end of FY03. The table below summarizes the guidance ranges for each of those periods:

	Q3'03	Q4'03	Total FY'03
(In millions except for earnings per share)

Revenue	$209-$217	$214-$226	$815 - $835
Income from Continuing Operations	$10.6-$11.4	$11.6-$12.2	$42.2-$43.6
Basic earnings per share	$0.37-$0.40	$0.40-$0.42	$1.47-$1.51
Basic weighted average shares	28.9	29.1	28.5
Diluted earnings per share	$0.36-$0.39	$0.39-$0.41	$1.43-$1.48
Diluted weighted average shares	29.7	29.9	29.5

Should the company perform in accordance with these estimates, revenue for the third quarter is expected to be up 14 to 19 percent over revenue of $182.8 million reported in the third fiscal quarter of FY02. Income from continuing operations for the quarter is expected to be up 23 to 33 percent over the $8.6 million reported last year. For the fourth quarter, initial guidance indicates that revenue is expected to be up 12 to 18 percent over revenue of $191.0 million in the year earlier quarter. Income from continuing operations is expected to be up 24 to 31 percent over the $9.3 million reported in the same period of FY02. For the fiscal year, based on this guidance, the company estimates that revenue will be up 20 to 22 percent over revenue of $681.9 million reported for FY2002, and income from continuing operations for the year is expected to be up 32 to 37 percent over last year. Actual results, however, may differ from these estimates for the reasons described below.

Other Information

The company has scheduled a conference call for 10 AM Eastern Time, today, during which management will be making a brief presentation focusing on second quarter results and operating trends. A question-and-answer session will follow to further discuss the results and the company's future performance expectations. Interested parties can listen to the conference call and view accompanying exhibits over the Internet by logging on to CACI's Internet site at http://www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 p.m. Eastern time, today, and can be accessed through CACI's homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for more than 5,900 employees working in 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, (the UK economy is experiencing a downturn that affects the Registrant's UK operations) including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, based on Congressional action on the FY03 Federal budget, or in the event of a priority need for funds, such as homeland security, the war on terrorism or war with Iraq; government contract procurement (such as bid protests, small business set asides, etc.) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete acquisitions appropriate to achievement of our strategic plans; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government; and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans ;and other risks described in the Company's Securities and Exchange Commission filings.

For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Sr. Vice President, Public Relations (703) 841-7801 jbrown@caci.com

(Financial tables follow)

# # # #

Summary Financial Tables
CACI International Inc
(Amounts in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
Income Statement Data:	12/31/02	12/31/01	12/31/02	12/31/01

Revenue	$204,511	$162,329	$392,489	$308,144
Costs and Expenses
Direct costs	125,930	99,597	240,611	188,087
Indirect costs and selling expenses	58,859	47,270	114,702	90,663
Depreciation and amortization	2,922	3,110	5,690	5,547

Operating expenses	187,711	149,977	361,003	284,297
Operating income	16,800	12,352	31,486	23,847
Interest (income) expense	(163)	574	(481)	1,221

Income from continuing operations before income taxes	16,963	11,778	31,967	22,626
Income taxes on continuing operations	6,362	4,475	11,991	8,597

Income from continuing operations	10,601	7,303	19,976	14,029
Discontinued Operations
Loss from operations from discontinued Marketing Systems Group (less applicable income tax benefit)	-	(58)	-	(209)
Loss on disposal of Marketing Systems Group including provision of $284 for operating losses during phase-out period (less applicable income tax benefit of $766)	-	(1,250)	-	(1,250)

Net income	$10,601	$5,995	$19,976	$12,570

Basic earnings per share
Income from continuing operations	0.37	0.31	0.70	0.60

Loss from discontinued operations	-	(0.00)	-	(0.01)
Loss on disposal	-	(0.05)	-	(0.05)

Basic earnings per share	0.37	0.26	0.70	0.54

Diluted earnings per share
Income from continuing operations	0.36	0.30	0.68	0.58

Loss from discontinued operations	-	(0.00)	-	(0.01)
Loss on disposal	-	(0.05)	-	(0.05)

Diluted earnings per share	0.36	0.25	0.68	0.52

Weighted average shares used in per share computations:
Basic	28,697	23,464	28,571	23,204
Diluted	29,495	24,337	29,399	23,979

Income From Continuing Operations Data

	Quarter Ended		Six Months Ended
(dollars in thousands)	12/31/02	12/31/01	12/31/02	12/31/01

Gross profit margin	38.4%	38.6%	38.7%	39.0%
Operating profit margin	8.2%	7.6%	8.0%	7.7%
Continuing operations margin	5.2%	4.5%	5.1%	4.6%
Net margin	5.2%	3.7%	5.1%	4.1%
Earnings Before Interest, Taxes, Depreciation
Depreciation and Amortization (EBITDA)	$19,722	$15,462	$37,176	$29,394
As a % of revenue	9.6%	9.5%	9.5%	9.5%

Revenue from Continuing Operations by Customer Type

	Quarter Ended

(dollars in thousands)	12/31/02		12/31/01		$ Change	% Change

Department of Defense	$129,979	63.5%	$105,856	65.2%	$24,123	22.8%
Federal Civilian Agencies	57,394	28.1%	42,023	25.9%	15,371	36.6%
Commercial	14,270	7.0%	12,686	7.8%	1,584	12.5%
State and Local Government	2,868	1.4%	1,764	1.1%	1,104	62.6%

Total	$204,511	100.0%	$162,329	100.0%	$42,182	26.0%

	Six Months Ended

(dollars in thousands)	12/31/02		12/31/01		$ Change	% Change

Department of Defense	$248,784	63.4%	$195,859	63.5%	$52,925	27.0%
Federal Civilian Agencies	110,650	28.2%	79,701	25.9%	30,949	38.8%
Commercial	26,860	6.8%	25,205	8.2%	1,655	6.6%
State and Local Government	6,195	1.6%	7,379	2.4%	(1,184)	-16.0%

Total	$392,489	100.0%	$308,144	100.0%	$84,345	27.4%

Balance Sheet Data

	12/31/02	6/30/02
(dollars in thousands)
Current assets	$297,132	$306,129
Current liabilities	75,912	77,365
Working capital	221,220	228,764
Total debt	34,672	35,167
Stockholders' equity	395,064	367,159
Total assets	511,022	480,664